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                                                                     Exhibit 4.2

                                                                  EXECUTION COPY


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                             CORRPRO COMPANIES, INC.


                             NOTE PURCHASE AGREEMENT



                                   $30,000,000

                     7.60% Senior Notes due January 15, 2008








                          Dated as of January 21, 1998






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                                TABLE OF CONTENTS
                             (not part of agreement)


1. AUTHORIZATION OF ISSUE OF NOTES............................................1

2. PURCHASE AND SALE OF NOTES.................................................1

3. CONDITIONS OF CLOSING......................................................2
   3A.      Execution and Delivery of Documents...............................2
   3B.      Purchase Permitted By Applicable Laws ............................3
   3C.      Payment of Fees ..................................................3
   3D.      Proceedings.......................................................3

4. PREPAYMENTS................................................................3
   4A.      Required Prepayments..............................................4
   4B.      Optional Prepayment With Yield-Maintenance Amount.................4
   4C.      Notice of Optional Prepayment.....................................4
   4D.      Partial Payments Pro Rata.........................................4
   4E.      Retirement of Notes...............................................4

5. AFFIRMATIVE COVENANTS......................................................5
   5A.      Financial Statements..............................................5
   5B.      Information Required by Rule 144A.................................7
   5C.      Inspection of Property............................................7
   5D.      Covenant to Secure Note Equally...................................7
   5E.      Maintenance of Insurance..........................................7
   5F.      Agreement Assuming Liability on Notes.............................7
   5G.      Compliance with Laws..............................................8
   5H.      Subordination of Intercompany Loans...............................8

6. NEGATIVE COVENANTS.........................................................8
   6A.      Certain Financial Covenants.......................................8
   6A(1).   Minimum Consolidated Net Worth....................................8
   6A(2).   Interest Coverage Ratio...........................................8
   6A(3).   Debt Coverage Ratio...............................................8
   6B.      Lien, Debt, and Other Restrictions................................8
   6B(1).   Liens.............................................................8
   6B(2).   Priority Debt.....................................................9
   6B(3).   Restricted Payments and Restricted Investments....................9
   6B(4).   Merger and Consolidation.........................................10
   6B(5).   Transfer of Assets...............................................10
   6B(6).   Related Party Transactions.......................................11

7. EVENTS OF DEFAULT.........................................................11

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   7A.      Acceleration.....................................................11
   7B.      Rescission of Acceleration.......................................14
   7C.      Notice of Acceleration or Rescission.............................14
   7D.      Other Remedies...................................................14

8. REPRESENTATIONS, COVENANTS AND WARRANTIES.................................15
   8A.      Organization.....................................................15
   8B.      Financial Statements.............................................15
   8C.      Actions Pending..................................................15
   8D.      Outstanding Debt.................................................16
   8E.      Title to Properties..............................................16
   8F.      Taxes............................................................16
   8G.      Conflicting Agreements and Other Matters.........................16
   8H.      Offering of Notes................................................16
   8I.      Use of Proceeds..................................................17
   8J.      ERISA............................................................17
   8K.      Governmental Consent.............................................18
   8L.      Compliance with Laws.............................................18
   8M.      Utility Company Status...........................................18
   8N.      Investment Company Status........................................18
   8O.      Section 144A.....................................................18
   8P.      Disclosure.......................................................18

9. REPRESENTATIONS OF THE PURCHASER..........................................19
   9A.      Nature of Purchase...............................................19
   9B.      Source of Funds..................................................19

10.DEFINITIONS; ACCOUNTING MATTERS...........................................19
   10A.     Yield-Maintenance Terms..........................................19
   10B.     Other Terms......................................................21
   10C.     Accounting and Legal Principles, Terms and Determinations........28

11.MISCELLANEOUS.............................................................28
   11A.     Note Payments....................................................28
   11B.     Expenses.........................................................29
   11C.     Consent to Amendments............................................29
   11D.     Form, Registration, Transfer and Exchange of Notes; Lost Notes...30
   11E.     Persons Deemed Owners; Participations............................30
   11F.     Survival of Representations and Warranties; Entire Agreement.....30
   11G.     Successors and Assigns...........................................31
   11H.     Notices..........................................................31
   11I.     Payments Due on Non-Business Days................................31
   11J.     Satisfaction Requirement.........................................31
   11K.     Governing Law....................................................31
   11L.     Severability.....................................................32

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   11M.     Descriptive Headings.............................................32
   11N.     Counterparts.....................................................32
   11O.     Directly or Indirectly...........................................32
   11P.     Disclosure to Other Persons......................................32


                                    EXHIBITS AND SCHEDULES

   Purchaser Schedule
   Exhibit A - Form of Note
   Exhibit B - Form of Opinion of Company's Counsel
   Schedule 6B(1) - Existing Liens
   Schedule 8G - Agreements Restricting Debt
   Schedule 10A - Existing Investments

























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                             CORRPRO COMPANIES,INC.
                              1090 Enterprise Drive
                               Medina, Ohio 44256


                                                          As of January 21, 1998


The Prudential Insurance Company of America
c/o Prudential Capital Group
Two Prudential Plaza
Suite 5600
Chicago, Illinois  60601
Attention:  Managing Director

Ladies and Gentlemen:

                  The undersigned, CORRPRO COMPANIES, INC., an Ohio corporation (herein called the "COMPANY"), hereby agrees with Prudential as set forth below. Reference is made to paragraph 10 hereof for definitions of capitalized terms used herein and not otherwise defined.

         1. AUTHORIZATION OF ISSUE OF NOTES. The Company will authorize the issue of its senior promissory notes in the aggregate principal amount of $30,000,000, to be dated the date of issue thereof, to mature January 15, 2008, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 7.60% per annum and on overdue payments at the rate specified therein, and to be substantially in the form of EXHIBIT A attached hereto. The term "NOTES" as used herein shall include each Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any other Note pursuant to any such provision.

         2. PURCHASE AND SALE OF NOTES. The Company hereby agrees to sell to Prudential and, subject to the terms and conditions herein set forth, Prudential agrees to purchase from the Company, Notes in the aggregate principal amount of $30,000,000 at 100% of such aggregate principal amount. The Company will deliver to Prudential, at the offices of Prudential Capital Group, Two Prudential Plaza, Suite 5600, Chicago, Illinois 60601, one or more Notes registered in Prudential's name, evidencing the aggregate principal amount of Notes to be purchased by Prudential and in the denomination or denominations specified in the PURCHASER SCHEDULE attached hereto, against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company's account #01010938742 at PNC Bank, N.A. Pittsburgh, Pennsylvania, ABA No. 043 000 096 on the date of closing, which shall be January 21, 1998 (herein called the "CLOSING" or the "DATE OF CLOSING"). The Company hereby authorizes and directs Prudential to deduct $25,000 from the proceeds of the sale of the Notes and to apply such amount to the payment in full of the Structuring Fee described in paragraph 3C.

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         3. CONDITIONS OF CLOSING. Prudential's obligation to purchase and pay for the Notes to be purchased by it hereunder is subject to the satisfaction, on or before the date of closing, of the following conditions in form and substance satisfactory to Prudential:

         3A. EXECUTION AND DELIVERY OF DOCUMENTS. The Company shall have delivered, or cause to be delivered, to Prudential duly executed, original or, if satisfactory to Prudential, certified or other copies of the following documents, each to be dated the date of closing unless otherwise indicated, and, on the date of closing in full force and effect with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof:

                  (i) the Note in substantially the form of EXHIBIT A attached hereto;

                  (ii) a favorable opinion of Benesch, Friedlander, Coplan & Aronoff, LLP special counsel to the Company, satisfactory to Prudential and substantially in the form of EXHIBIT B attached hereto. The Company hereby directs such counsel to deliver such opinion, agrees that the issuance and sale of any Notes will constitute a reconfirmation of such direction, and understands and agrees that Prudential will and is hereby authorized to rely on such opinion;

                  (iii) a Secretary's Certificate signed by the Secretary or an Assistant Secretary and one other officer of the Company certifying, among other things, (A) as to the names, titles and true signatures of the officers of the Company authorized to sign this Agreement, the Note and the other documents to be delivered in connection with this Agreement, (B) that attached as Exhibit A thereto is a true, accurate and complete copy of the Articles of Incorporation of the Company, certified by the Secretary of State of Ohio as of a date not more than fifteen Business Days from the date of closing, (C) that attached as Exhibit B thereto is a true, accurate and complete copy of the Company's Code of Regulations which were duly adopted and are presently in effect and have been in effect immediately prior to and at all times since the adoption of the resolutions referred to in clause (D) below, (D) that attached as Exhibit C thereto is a true, accurate and complete copy of the resolutions of the Company's Board of Directors duly adopted at a meeting of the Company's Board of Directors, and such resolutions have not been rescinded, amended or modified and
                  (E) that attached as Exhibit D thereto is a good standing certificate for the Company from the Secretary of State of Ohio;

                  (iv) an Officer's Certificate certifying that (A) the representations and warranties contained in paragraph 8 shall be true on and as of the date of


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                  closing, except to the extent of changes caused by the
                  transactions herein contemplated; and (B) there shall exist on the date of closing no Event of Default or Default;

                  (v) copies of Requests for Information or Copies (Form UCC-11) or equivalent reports listing all effective financing statements which name the Company or any Subsidiary as debtor and which are filed in the offices of the Secretary of State Ohio, County of Medina, Ohio, together with copies of such financing statements;

                  (vi) Prudential shall have received evidence satisfactory to Prudential that (A) all Liens with respect to the Company's and its Subsidiaries' property (except Permitted Liens) have been released, and (B) the guarantees of the Company's obligations under the Credit Agreement shall have been released or terminated; and

                  (vii) additional documents or certificates with respect to such legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by Prudential.

         3B. PURCHASE PERMITTED BY APPLICABLE LAWS. The purchase of and payment for the Notes to be purchased by Prudential on the date of closing on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, section 5 of the Securities Act or Regulation G, T or X of the Board of Governors of the Federal Reserve System) and shall not subject Prudential to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and Prudential shall have received such certificates or other evidence as Prudential may request to establish compliance with this condition.

         3C. PAYMENT OF FEES. The Company shall have paid to Prudential a structuring fee of $25,000 (which fee shall be non-refundable and fully earned when paid). In accordance with the last sentence of paragraph 2, Prudential shall deduct the $25,000 structuring fee from the proceeds of the Notes.

         3D. PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to Prudential, and Prudential shall have received all such counterpart originals or certified or other copies of such documents as Prudential may reasonably request.

         4. PREPAYMENTS. The Notes shall be subject to prepayment with respect to the required prepayments specified in paragraph 4A and the optional prepayments permitted by


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paragraph 4B.

         4A. REQUIRED PREPAYMENTS. Until the Notes shall be paid in full, the Company shall prepay, without Yield-Maintenance Amount, the sum of $4,285,714.29 on January 15 of each year commencing on January 15, 2002 and continuing to and including January 15, 2007 and such principal amounts shall become due on such prepayment dates. Any unpaid principal balance of the Notes, together with any accrued and unpaid interest shall become due on January 15, 2008, the maturity date of the Notes. Interest on the Notes at the rates described in the Notes for each day on which the principal amount thereunder is outstanding shall be paid quarterly beginning on the 15th day of April 1998 and continuing on the 15th day of each January, April, July and October thereafter until the Notes have been paid in full.

         4B. OPTIONAL PREPAYMENT WITH YIELD-MAINTENANCE AMOUNT. The Notes shall be subject to prepayment, in whole at any time or from time to time in part (in multiples of $100,000 and in a minimum amount of $2,500,000), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each Note. Any partial prepayment of the Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal on a pro rata basis.

         4C. NOTICE OF OPTIONAL PREPAYMENT. The Company shall give the holder of each Note irrevocable written notice of any prepayment pursuant to paragraph 4B not less than 10 Business Days prior to the prepayment date, specifying such prepayment date and the principal amount of the Notes, and of the Notes held by such holder, to be prepaid on such date and stating that such prepayment is to be made pursuant to paragraph 4B. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, with respect thereto, shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient of such notices in the PURCHASER SCHEDULE attached hereto or by notice in writing to the Company.

         4D. PARTIAL PAYMENTS PRO RATA. Upon any partial prepayment of the Notes pursuant to paragraph 4A or 4B, the principal amount so prepaid shall be allocated to all Notes at the time outstanding (including, for the purpose of this paragraph 4D only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A or 4B) in proportion to the respective outstanding principal amounts thereof.

         4E. RETIREMENT OF NOTES. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraph 4A or 4B, or upon acceleration of


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such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder unless, if a Default or Event of Default exists, the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes held by each other holder of Notes at the time outstanding upon the same terms and conditions. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, except as provided in paragraph 4D.

         5. AFFIRMATIVE COVENANTS.

         5A. FINANCIAL STATEMENTS. The Company covenants that it will deliver to each Significant Holder in triplicate:

                  (i) as soon as available and in any event within 90 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidating and consolidated statements of income, a consolidated statement of cash flows and a consolidated statement of shareholders' equity of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidating and consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and satisfactory in form to the Required Holder(s) and certified by an authorized financial officer of the Company, subject to changes resulting from year-end audit adjustments; PROVIDED, however, that delivery pursuant to clause (iii) below of copies of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (i) with respect to consolidated statements;

                  (ii) as soon as available and in any event within 120 days after the end of each fiscal year, consolidating and consolidated statements of income, a consolidated statement of cash flows and a consolidated statement of shareholders' equity of the Company and its Subsidiaries for such year, and a consolidating and consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in form to the Required Holder(s) and, as to the consolidated statements, reported on by independent public accountants of recognized national standing selected by the Company whose report shall be without limitation as to the scope


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                  of the audit and reasonably satisfactory in substance to the
                  Required Holder(s) and, as to the consolidating statements, certified by an authorized financial officer of the Company; PROVIDED, however, that delivery pursuant to clause (iii) below of copies of the Annual Report on Form 10-K of the Company for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (ii) with respect to consolidated statements;

                  (iii) promptly upon request thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

                  (iv) promptly upon request thereof, a copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary; and

                  (v) with reasonable promptness, such other information and documents as such Significant Holder may reasonably request.

Together with each delivery of financial statements required by clauses (i) and
(ii) above, the Company will deliver to each Significant Holder an Officer's Certificate demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraph 6 and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto. Together with each delivery of financial statements required by clause (ii) above, the Company will deliver to each Significant Holder a certificate of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards.

The Company also covenants that promptly after any Responsible Officer obtains knowledge of an Event of Default or Default, it will deliver to each Significant Holder an Officer's Certificate specifying the nature and period of existence thereof and what action the Company has taken, is taking or proposes to take with respect thereto.


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         5B. INFORMATION REQUIRED BY RULE 144A. The Company covenants that it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder who has agreed to be bound by paragraph 11P, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5B, the term "QUALIFIED INSTITUTIONAL BUYER" shall have the meaning specified in Rule 144A under the Securities Act.

         5C. INSPECTION OF PROPERTY. The Company covenants that it will permit any representative designated by any Significant Holder in writing, at such Significant Holder's expense, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and its independent public accountants, all at such reasonable times and as often as such Significant Holder may reasonably request; provided, however, that so long as no Default or Event of Default exists such visits and inspections (including discussions with the Company's and its Subsidiaries independent public accountants) shall not be more frequent than once in any fiscal year.

         5D. COVENANT TO SECURE NOTE EQUALLY. The Company covenants that, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Permitted Liens (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured; PROVIDED that the creation and maintenance of such equal and ratable Lien shall not in any way limit or modify the right of the holders of the Notes to enforce the provisions of paragraph 6B(1).

         5E. MAINTENANCE OF INSURANCE. The Company covenants that it and each of its Subsidiaries will maintain insurance in such amounts and against such casualties, liabilities, risks, contingencies and hazards as is customarily maintained by prudent companies in similar circumstances operating similar businesses and together with each delivery of financial statements under clause
(ii) of paragraph 5A, it will upon request deliver an Officers' Certificate specifying the details of such insurance in effect.

         5F. AGREEMENT ASSUMING LIABILITY ON NOTES. The Company covenants that, if at any time any Subsidiary should become liable (as co-obligor, endorser, guarantor or surety) on any other obligation of the Company, the Company will, at the same time, cause such Subsidiary to deliver to the holder of the Notes an agreement pursuant to which such Subsidiary becomes similarly liable on the Notes; provided that this paragraph 5F shall not apply to any Subsidiary

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

becoming liable solely as an endorser of a check in the ordinary course of business.

         5G. COMPLIANCE WITH LAWS. The Company covenants that it and each Subsidiary will comply with all applicable (A) laws, rules, regulations, decrees and orders of all Federal, state, local or foreign courts or governmental agencies, authorities, instrumentalities or regulatory bodies and (B) rules, regulations and requirements necessary to maintain its operating and business licenses, authorizations and permits, the noncompliance with which could reasonably be expected to result in a material adverse effect on the Company and its Subsidiaries taken as a whole.

         5H. SUBORDINATION OF INTERCOMPANY LOANS. On or before April 10, 1998, the Company covenants that it shall cause any intercompany loans or advances to be subordinated to the Notes pursuant to the terms of the Intercompany Subordination Agreement.

         6. NEGATIVE COVENANTS. So long as any Note or amount owing under this Agreement shall remain unpaid, the Company covenants that:

         6A. CERTAIN FINANCIAL COVENANTS. The Company will not permit:

         6A(1). MINIMUM CONSOLIDATED NET WORTH. Consolidated Net Worth to be less than $45,000,000 at any time.

         6A(2). INTEREST COVERAGE RATIO. The Interest Coverage Ratio to be less than 2.00 to 1.00 at the end of any fiscal quarter.

         6A(3). DEBT COVERAGE RATIO. The Debt Coverage Ratio to exceed 3.00 to
1.00 at any time.

         6B. LIEN, DEBT, AND OTHER RESTRICTIONS. The Company will not and will not permit any Subsidiary to:

         6B(1). LIENS. Create, assume or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired, or any income, participation, royalty or profits therefrom (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of paragraph 5D), EXCEPT for the Liens specified in clauses (i) -
(vi) below (collectively, "PERMITTED LIENS");

                  (i) Liens for taxes, assessments or other governmental levies or charges not yet due or which are subject to a Good Faith Contest;

                  (ii) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Company or a Wholly-Owned Subsidiary,


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                  (iii) Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred or made in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its property or assets so encumbered or materially impair the use thereof in the operation of its business;

                  (iv) Liens in existence on the date hereof as set forth on
                  SCHEDULE 6B(1) hereto;

                  (v) Liens existing (A) prior to the time of acquisition upon any property acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise, whether or not expressly assumed by the Company or such Subsidiary, or (B) placed on property at the time of acquisition by the Company or any Subsidiary to secure all or a portion of (or to secure Debt incurred to pay all or a portion of) the purchase price thereof, PROVIDED that (1) all of such property is not or shall not thereby become encumbered in any amount in excess of the fair value thereof, (2) such Lien shall be confined solely to the item of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to, or is acquired for specific use in connection with, such acquired property and the proceeds (as defined in Section 9-306 of the Uniform Commercial Code) thereof, and (3) in the case of a purchase money Lien, such Lien shall have been created or incurred concurrently or within 180 days following the acquisition or completion of construction of such property;

                  (vi) judgment liens which are subject to a Good Faith Contest; and

                  (vii) other Liens; PROVIDED, HOWEVER, that the aggregate amount of Priority Debt shall not exceed 20% of Consolidated total assets of the Company and its Subsidiaries at any time.

         6B(2). PRIORITY DEBT. Permit the aggregate amount of Priority Debt to exceed 20% of Consolidated total assets of the Company and its Subsidiaries at any time.

         6B(3). RESTRICTED PAYMENTS AND RESTRICTED INVESTMENTS. Make any Restricted Investment or make, pay or declare, or commit to make, pay or declare, on or after April 1, 1997 any Restricted Payment except in either case out of Consolidated Net Earnings Available for Restricted Transactions. For purposes of this provision any corporation which becomes a Subsidiary after the date of this Agreement shall be deemed to have made, at the time it becomes a Subsidiary, all Restricted Investments of such corporation existing immediately after it becomes a Subsidiary.


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         6B(4). MERGER AND CONSOLIDATION. Merge or consolidate with or into any other Person, except that:

                  (i) any Subsidiary may merge or consolidate with or into the Company or any Wholly-Owned Subsidiary; PROVIDED that, in the case of any merger or consolidation with or into the Company, the Company is the continuing or surviving corporation,

                  (ii) the Company may consolidate or merge with any other corporation if (A) (I) the Company shall be the continuing or surviving corporation or (II) the continuing or surviving corporation is a solvent corporation duly organized and existing under the laws of any state of the United States and such continuing or surviving corporation expressly assumes by a written agreement reasonably satisfactory in form and substance to the Required Holder(s) (which agreement may require, in connection with such assumption, the delivery of such opinions of counsel as the Required Holder(s) may require) the obligations of the Company under this Agreement and the Notes and (B) no Default or Event of Default exists or would exist after giving effect to such merger or consolidation.

         6B(5). TRANSFER OF ASSETS. Transfer, or agree or otherwise commit to Transfer, any of its assets EXCEPT that

                  (i) the Company or any Subsidiary may sell assets in the ordinary course of business,

                  (ii) any Subsidiary may Transfer assets to the Company or a Wholly-Owned Subsidiary, and

                  (iii) the Company may sell the existing assets or stock of Corrtherm, Inc. to an unrelated third party on an arm's-length basis,

                  (iv) the Company or any Subsidiary may Transfer assets to the extent that the proceeds from any such Transfer are either (A) used to pay senior indebtedness of the Company (including the Notes pursuant to paragraph 4B) on a pro rata basis based on the relative outstanding principal amounts thereof or (B) used to purchase assets to be used in the business of the Company or any Subsidiary and having a similar net value (taking into account any Liens) as soon as practicable but in no event longer than 12 months after the date of any such sale, and

                  (v) the Company or any Subsidiary may otherwise Transfer assets,

                  PROVIDED that after giving effect thereto (a) with respect to any fiscal year, not more than 10% of Consolidated total assets of the Company and its Subsidiaries as of the commencement of such fiscal year shall be Transferred pursuant to this clause (v) in any such fiscal year and (b) not more than 25% of Consolidated total assets of the Company and its Subsidiaries as at December 31, 1997 shall be Transferred pursuant to this clause (v) while the Notes are outstanding.

         6B(6). RELATED PARTY TRANSACTIONS. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise any Related Party except in the ordinary course of business and upon terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those that could be obtained in an arm's-length transaction with an unrelated third party.

         7. EVENTS OF DEFAULT.

         7A. ACCELERATION. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

                  (i) the Company defaults in the payment of any principal of or Yield-Maintenance Amount payable with respect to any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

                  (ii) the Company defaults in the payment of any interest on any Note for more than 5 Business Days after the date due; or

                  (iii) the Company or any Material Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or the Company or any Material Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Company or any Material Subsidiary) prior to any stated maturity; provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such failure or other event causing or permitting acceleration (or resale to the Company or any Material Subsidiary) shall occur and be continuing exceeds $2,000,000; or

                  (iv) any representation or warranty made by or on behalf of the Company or any of its officers herein or in any other writing furnished in connection with or pursuant to this Agreement or the transactions contemplated hereby shall be false in any material respect on the date as of which made; or

                  (v) the Company fails to perform or observe any agreement contained in paragraph 6A or 6B(3); or

                  (vi) the Company fails to perform or observe any other agreement, term or condition contained herein and such failure shall not be remedied within 30 days after the earlier of (A) any Responsible Officer obtaining actual knowledge thereof and
                  (B) the Company receiving written notice of such default from any Significant Holder of a Note; or

                  (vii) the Company or any Material Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

                  (viii) any decree or order for relief in respect of the Company or any Material Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the "BANKRUPTCY LAW"), of any jurisdiction; or

                  (ix) the Company or any Material Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Material Subsidiary, or of any substantial part of the assets of the Company or any Material Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Material Subsidiary under the Bankruptcy Law of any other jurisdiction; or

                  (x) any such petition or application is filed, or any such proceedings are commenced, against the Company or any Material Subsidiary and the Company or such Material Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

                  (xi) any order, judgment or decree is entered in any proceedings against the Company or any Material Subsidiary decreeing the dissolution of the Company or such Material Subsidiary and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

                  (xii) any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of the Company or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Subsidiaries (determined in accordance with GAAP) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Company and its Subsidiaries (determined in accordance with GAAP) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days (as used herein the term "SUBSTANTIAL part" means twenty-five percent or more of the Consolidated total assets or Consolidated net income (as the context requires) of the Company and its Subsidiaries determined in accordance with GAAP; or

                  (xiii) one or more final judgments in an aggregate amount in excess of $2,000,000 is rendered against the Company or any Material Subsidiary and, within 30 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 30 days after the expiration of any such stay, any such judgment is not discharged, but excluding those judgments (A) which are not final and non-appealable, and are subject to a Good Faith Contest, (B) for and to the extent the Company or the relevant Material Subsidiary is insured by a solvent insurance carrier and with respect to which such insurance carrier specifically has assumed responsibility in writing therefor or (C) for and to the extent the Company or the relevant Material Subsidiary is otherwise indemnified if the terms of such indemnification are reasonably satisfactory to the Required Holders; or
then (a) if such event is an Event of Default specified in clauses (viii), (ix) or (x) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable, together with interest accrued thereon and the Yield-Maintenance Amount, if any and to the extent permitted by law, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and (b) with respect to any other event constituting an Event of Default, the Required Holder(s) may at its or their option, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

         7B. RESCISSION OF ACCELERATION. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

         7C. NOTICE OF ACCELERATION OR RESCISSION. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

         7D. OTHER REMEDIES. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

         8. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants as follows:

         8A. ORGANIZATION. The Company is a corporation duly organized and existing in good standing under the laws of the State of Ohio, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

Each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated, and the Company and each Subsidiary has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

         8B. FINANCIAL STATEMENTS. The Company has furnished Prudential with the following financial statements, identified by a principal financial officer of the Company: (i) a consolidated balance sheet of the Company and its Subsidiaries as at March 31 in each of the years 1992 to 1997, inclusive, and consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for each such year, all reported on by an independent public accounting firm of recognized national standing; and (ii) a consolidated balance sheet of the Company and its Subsidiaries as at September 30, 1997 and consolidated statements of income and stockholders' equity for the six-month period ended on such date, prepared by the Company. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with GAAP consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income, stockholders' equity and cash flows fairly present the results of the operations of the Company and its Subsidiaries and their cash flows for the periods indicated. There has been no material adverse change in the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole since September 30, 1997.

         8C. ACTIONS PENDING. There is no action, suit, proceeding, or investigation, pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which (i) could be reasonably expected to result in a material adverse effect in the business, condition or operations of the Company and its Subsidiaries taken as a whole or (ii) purports to affect the validity or enforceability of this Agreement, any Note issued hereunder or the transactions contemplated hereby.

         8D. OUTSTANDING DEBT. Immediately following the closing, neither the Company nor any of its Subsidiaries has outstanding any Debt except as permitted by paragraph 6A(3) and 6B(2). There exists no default under the provisions of any instrument evidencing such Debt or of any agreement relating thereto.

         8E. TITLE TO PROPERTIES. The Company has and each of its Subsidiaries has good and marketable title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, including the properties and assets reflected in the balance sheet as at September 30, 1997 referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business or held under capital leases), subject to no Lien of any kind except Permitted Liens. All leases necessary in any material respect for the conduct of the respective businesses of the Company and its Subsidiaries are valid and subsisting and are in full force and effect.

         8F. TAXES. The Company has and each of its Subsidiaries has filed all federal, material state and other material income tax returns which, to the knowledge of the officers of the Company, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are subject to a Good Faith Contest.

         8G. CONFLICTING AGREEMENTS AND OTHER MATTERS. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects the business, property or assets, or financial condition of the Company and its Subsidiaries taken as a whole. Neither the execution nor delivery of this Agreement or the Notes, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the charter or by-laws (or equivalent thereof) of the Company or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of obligations of the type to be evidenced by the Notes, except as set forth in the agreements listed in SCHEDULE 8G attached hereto.

         8H. OFFERING OF NOTES. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than institutional investors, and neither the Company nor, to the best of its knowledge, any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

         8I. USE OF PROCEEDS. Neither the Company nor any Subsidiary owns or has any present intention of acquiring any "MARGIN STOCK" as defined in Regulation G (12 CFR Part 207) of the Board of Governors of the Federal Reserve System (herein called "margin stock"). The proceeds of sale of the Notes will be used to refinance existing debt. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry any stock that is currently a margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of such Regulation G. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation G, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

         8J.ERISA.

                  (i) No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan).

                  (ii) No liability to the PBGC has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company, any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.

                  (iii) Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.

                  (iv) The execution and delivery of this Agreement and the issuance and sale of the Notes will be exempt from, or will not involve any transaction which is subject to, the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of Prudential's representation in paragraph 9B.

         8K. GOVERNMENTAL CONSENT. No circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the date of closing with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes.

         8L. COMPLIANCE WITH LAWS. The Company and its Subsidiaries have used commercially reasonable efforts to comply at all times and in all respects with all federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations, including those relating to protection of the environment where failure to comply would result in a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.

         8M. UTILITY COMPANY STATUS. Neither the Company nor any Subsidiary is a
(i) "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended or (ii) public utility within the meaning of the Federal Power Act, as amended.

         8N. INVESTMENT COMPANY STATUS. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or an "investment adviser" within the meaning of the Investment Advisers Act of 1940, as amended.

         8O. SECTION 144A. The Notes are not of the same class as securities of the Company, if any, listed on a national securities exchange registered under
Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

         8P. DISCLOSURE. Neither this Agreement nor any other document, certificate or statement furnished to Prudential by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future could be reasonably expected to (so far as the Company can now reasonably foresee) materially adversely affect the business, property or assets, or financial condition of the Company or any of its Subsidiaries and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to Prudential by or on behalf of the

Company prior to the date hereof in connection with the transactions contemplated hereby. Any financial projections delivered by the Company to Prudential are reasonable based upon the assumptions stated therein and the best information then available to the officers of the Company.

         9. REPRESENTATIONS OF THE PURCHASER. Prudential represents as follows:

         9A. NATURE OF PURCHASE. Prudential is not acquiring the Notes to be purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of Prudential's property shall at all times be and remain within Prudential's control.

         9B. SOURCE OF FUNDS. The source of the funds being used by Prudential to pay the purchase price of the Notes being purchased by Prudential hereunder constitutes assets allocated to: (i) the "insurance company general account" of Prudential (as such term is defined under Section V of the United States Department of Labor's Prohibited Transaction Class Exemption ("PTCE") 95-60), and as of the date of the purchase of the Notes Prudential satisfies all of the applicable requirements for relief under Sections I and IV of PTCE 95-60, (ii) a separate account maintained by Prudential in which no employee benefit plan, other than employee benefit plans identified on a list which has been furnished by Prudential to the Company, participates to the extent of 10% or more or (iii) an investment fund, the assets of which do not include any assets of any employee benefit plan. For the purpose of this paragraph 9B, the terms "SEPARATE ACCOUNT" and "EMPLOYEE BENEFIT PLAN" shall have the respective meanings specified in section 3 of ERISA.

         10. DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

         10A. YIELD-MAINTENANCE TERMS.

                  "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

                  "CALLED PRINCIPAL" shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

                  "DISCOUNTED VALUE" shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on the Notes is payable, if payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

                  "REINVESTMENT YIELD" shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) 0.50% over the yields reported, as of 10:00 a.m. (New York City time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 678" on the Telerate Access Service (or such other display as may replace Page 678 on the Telerate Access Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities.

                  "REMAINING AVERAGE LIFE" shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

                  "REMAINING SCHEDULED PAYMENTS" shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

                  "SETTLEMENT DATE" shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

                  "YIELD-MAINTENANCE AMOUNT" shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus
(ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.

         10B. OTHER TERMS.

                  "ADJUSTED CONSOLIDATED CASH FLOW FROM OPERATIONS" shall mean, with respect to any period, Consolidated Cash Flow from Operations for such period MINUS capital expenditures during such period, in each case, of the Company and its Subsidiaries on a consolidated basis and determined in accordance with GAAP.

                  "AFFILIATE" shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company, except a Subsidiary. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

                  "BANKRUPTCY LAW" shall have the meaning specified in clause
(viii) of paragraph 7A.

                  "CAPITALIZED LEASE OBLIGATION" shall mean any rental obligation which, under GAAP, would be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with GAAP.

                  "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                  "COMPETITOR" shall mean and include any Person which has the following Standard Industrial Classification Codes ("SIC Codes"): 1799, 3365, 3369, 3629, 3699, 7389 and 8711.

                  "CONFIDENTIAL INFORMATION" shall mean any information which is non-public and confidential or proprietary in nature delivered or made available by or on behalf of the Company or any Subsidiary of the Company to Prudential or a Transferee (as the case may be), including, without limitation, any such information obtained pursuant to paragraph 5A or 5C, in connection with or pursuant to this Agreement, but in no event shall include information (i) which was publicly known or otherwise known to Prudential or such Transferee (as the case may be) at the time of disclosure (except pursuant to disclosure in connection with this Agreement, (ii) which subsequently becomes publicly known through no act or omission by Prudential or such Transferee (as the case may be), or (iii) which otherwise becomes known to Prudential or such Transferee, other than through disclosure by the Company or from a Person obligated not to disclose under this Agreement.

                  "CONSOLIDATED" shall mean the consolidation of the accounts of the Company and its Subsidiaries in accordance with GAAP, including principles of consolidation.

                  "CONSOLIDATED CASH FLOW FROM OPERATIONS" shall mean, with respect to any period, (i) the sum of net income from continuing operations before extraordinary items and changes in accounting principles, depreciation, amortization, other non-cash charges to net income, interest expense and income tax expense minus (ii) non-cash credits to net income (including unremitted earnings of any corporation that is not a Subsidiary), in each case of the Company and its Subsidiaries on a consolidated basis for such period and determined in accordance with GAAP.

                  "CONSOLIDATED NET EARNINGS AVAILABLE FOR RESTRICTED TRANSACTIONS" shall mean an amount equal to the sum of (i) $10,000,000, PLUS
(ii) 50% of positive net income (on a cumulative basis beginning on April 1, 1997) from continuing operations of the Company and its Subsidiaries on a consolidated basis excluding, however, (A) extraordinary items, (B) the effects of changes in accounting principles and (C) any unremitted earnings of any corporation that is not a Subsidiary, PLUS (iii) the proceeds (net of expenses) received by the Company from any sale of its capital stock after the date of this Agreement.

                  "CONSOLIDATED NET WORTH" shall mean as of any time of determination thereof, total stockholders' equity of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

                  "CREDIT AGREEMENT" shall mean that certain Credit Agreement dated as of July 16, 1997 by and among the Company, the guarantors party thereto, the banks party thereto, PNC Bank, National Association, as Agent, and Bank One, NA, as Documentation Bank, as amended from time to time.

                  "DEBT" shall mean, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person representing the deferred purchase price of property or services or evidenced by notes payable (other than accounts payable arising in the ordinary course of business payable on terms customary in the trade),
(iii) all Capitalized Lease Obligations of such Person and (iv) all Guarantees by such Person of obligations of others.

                  "DEBT COVERAGE RATIO" shall mean as of any time of determination thereof, the ratio of Debt to Consolidated Cash Flow from Operations for the four fiscal quarter period most recently ended as of the time of any such determination; PROVIDED, HOWEVER, that for the period ending on March 31, 1998 the ratio shall be calculated on a annualized basis based upon a three fiscal quarter period. To the extent Debt is being incurred concurrently with an acquisition of any company or substantially all the assets of an on-going business, then Consolidated Cash Flow from Operations will be calculated including the results of such business to be acquired as if such business were part of the Company for the preceding four quarters.

                  "DEFAULT" shall mean any of the events specified in paragraph 7A, whether or not any requirement for such event to become an Event of Default has been satisfied.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA AFFILIATE" shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.

                  "EVENT OF DEFAULT" shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

                  "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                  "GAAP" shall have the meaning set forth in paragraph 10C.

                  "GOOD FAITH CONTEST" shall mean, with respect to any tax, assessment, Lien, obligation, claim, liability, judgment, injunction, award, decree, order, law, regulation, statute or similar item, any challenge or contest thereof by appropriate proceedings timely initiated in good faith by the Company or any Subsidiary for which adequate reserves therefor have been taken in accordance with GAAP.

                  "GUARANTEE" shall mean, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose, intent or effect of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.

                  "INCLUDING" shall mean, unless the context clearly requires otherwise, "including without limitation".

                  "INSTITUTIONAL INVESTOR" shall mean any insurance company, bank, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company, licensed broker or dealer, "qualified institutional buyer" (as such term is defined under Rule 144A promulgated under the Securities Act, or any successor law, rule or regulation) or "accredited investor" (as such term is defined under Regulation D promulgated under the Securities Act, or any successor law, rule or regulation).

                  "INTEREST COVERAGE RATIO" shall mean as of the end of any fiscal quarter, the ratio of Adjusted Consolidated Cash Flow from Operations for the four fiscal quarters ending on such date to consolidated interest expense of the Company and its Subsidiaries for such four quarter period; PROVIDED, HOWEVER, that for the period ending on March 31, 1998 the ratio shall be calculated based upon a three fiscal quarter period.

                  "INTERCOMPANY SUBORDINATION AGREEMENT" shall mean a subordination agreement in form and substance satisfactory to the Required Holder(s) and to be in substantially the form of the intercompany subordination agreement delivered in connection with the Credit Agreement.

                  "INVESTMENTS" shall mean any loan or advance to any Person, or purchase, acquisition or ownership of any stock, obligations or securities of, or any other interest in, or any capital contribution to, any Person, or commitment to do any of the foregoing.

                  "LIEN" shall mean any mortgage, pledge, security interest, encumbrance, minimum or compensating deposit arrangement, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.

                  "MATERIAL SUBSIDIARY" shall mean and include each Subsidiary excluding, however, any Subsidiary whose (i) total assets constitute less than 10% of the Consolidated total assets of the Company and its Subsidiaries and
(ii) operating income constitutes less than 10% of the Consolidated operating income of the Company and its Subsidiaries; PROVIDED, HOWEVER, in the event that the Consolidated total assets of the Company and its Material Subsidiaries constitute less than 75% of the Consolidated total assets of the Company and its Subsidiaries, or the Consolidated operating income of the Company and its Material Subsidiaries constitute less than 75% of the Consolidated operating income of the Company and its Subsidiaries, then all Subsidiaries shall be deemed Material Subsidiaries.

                  "MULTIEMPLOYER PLAN" shall mean any Plan which is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

                  "NOTES" shall have the meaning assigned to such term in paragraph 1.

                  "OFFICER'S CERTIFICATE" shall mean a certificate signed in the name of the Company by its President, one of its Vice Presidents or its Treasurer.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

                  "PERMITTED INVESTMENTS" shall mean any of the following:

                  (i) loans or advances to any Subsidiary or the Company,

                  (ii) stock, obligations or other securities or assets of a Subsidiary or a corporation which operates in lines of business similar or complementary to the Company's and immediately after the purchase or acquisition of such stock, obligations or other securities will be a Subsidiary,

                  (iii) current assets arising from the sale of goods or services in the ordinary course of business,

                  (iv) property received in settlement of debts in the ordinary course of business,

                  (v) property to be used in the ordinary course of business,

                  (vi) Investments existing as of the date hereof and identified on SCHEDULE 10A hereto,

                  (vii) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve
         (12) months or less from the date of acquisition thereof,

                  (viii) certificates of deposit maturing within one year from the date acquired and money market accounts in each case issued by a commercial bank organized under the federal laws of the United States of America or any State thereof having capital surplus and undivided profits aggregating at least $100,000,000 and maintaining an equivalent rating of A or higher by Standard & Poor's Ratings Group ("S&P") or A2 or higher by Moody's Investors Services, Inc. ("Moody's),

                  (ix) commercial paper maturing in 270 days or less from the date acquired and rated not lower than A-1 by S&P or P-1 by Moody's on the date of acquisition,

                  (x) investments in foreign currencies to the extent that such investments arise in the ordinary course of business and are not speculative in nature, and

                  (xi) Investments existing at the time of acquisition by the Company or any Subsidiary of any company or of substantially all the assets of a line of business which, but for this provision, would constitute Restricted Investments; provided however that such otherwise Restricted Investments permitted by this clause shall constitute no more than 15% of the value of the assets then being acquired by the Company or any Subsidiary.

                  "PERMITTED LIENS" shall have the meaning set forth in paragraph 6B(1).

                  "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                  "PLAN" shall mean any "employee pension benefit plan" (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any ERISA Affiliate.

                  "PRIORITY DEBT" shall mean, as of any time of determination thereof, the aggregate amount of (i) Debt of the Company secured by Liens permitted under clause (vii) of paragraph 6B(1) and (ii) Debt of Subsidiaries.

                  "PRUDENTIAL" shall mean The Prudential Insurance Company of America.

                  "RELATED PARTY" shall mean (i) any Shareholder, (ii) all persons to whom such Persons are related by blood, adoption or marriage and
(iii) all Affiliates of the foregoing Persons.

                  "REQUIRED HOLDER(S)" shall mean the holder or holders of at least 51% of the aggregate principal amount of the Notes from time to time outstanding.

                  "RESPONSIBLE OFFICER" shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.

                  "RESTRICTED INVESTMENTS" shall mean any Investment other than Permitted Investments.

                  "RESTRICTED PAYMENTS" shall mean any of the following:

                  (i) any dividend on any class of the Company's or a Subsidiary's capital stock at any time after December 31, 1997;

                  (ii) any other distribution on account of any class of the Company's or a Subsidiary's capital stock;

                  (iii) any redemption, purchase or other acquisition, direct or indirect, of any shares of the Company's capital stock; and

                  (iv) any unscheduled payment of principal, interest or premium of, or retirement, redemption, purchase or other acquisition of any Subordinated Debt.

The term "capital stock" as used in this Agreement includes warrants and options to purchase capital stock. Notwithstanding the foregoing, "Restricted Payments" shall not include (a) dividends paid, or distributions made, in capital stock of the Company and (b) dividends paid, or distributions made to the Company or a Wholly-Owned Subsidiary.

                  "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                  "SHAREHOLDER" shall mean and include any Person who owns, beneficially or of record, directly or indirectly, at any time during any year with respect to which a computation is being made, either individually or together with all persons to whom such Person is related by blood, adoption or marriage, 5% or more of the outstanding voting stock of the Company.

                  "SIGNIFICANT HOLDER" shall mean (i) you, so long as you shall hold (or be committed under this Agreement to purchase) at least 5% of the aggregate principal amount of the Notes from time to time outstanding, or (ii) any other holder of at least 10% of the aggregate principal amount of the Notes from time to time outstanding.

                  "STRUCTURING FEE" shall mean the fee described in paragraph
3C.

                  "SUBORDINATED DEBT" shall mean indebtedness of the Company or its Subsidiaries that is subordinated to the Notes in a manner acceptable to the Required Holder(s).

                  "SUBSIDIARY" shall mean any corporation organized under the laws of any state of the United States, Canada, or any province of Canada, which conducts the major portion of its business in and makes the major portion of its sales to Persons located in the United States or Canada, and more than 50% of the total combined voting power of all classes of voting stock of which shall, at the time as of which any determination is being made, be owned by the Company either directly or through Subsidiaries. Notwithstanding the foregoing, with respect to references to the Company's consolidated financial statements and for purposes of the financial covenants set forth in paragraph 6A, the term Subsidiary shall include any subsidiary required to be consolidated in accordance with GAAP.

                  "TRANSFER" shall mean, with respect to any item, the sale, exchange, conveyance, lease, transfer or other disposition of such item.

                  "VOTING STOCK" shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

                  "WHOLLY-OWNED SUBSIDIARY" shall mean a Subsidiary, all of the stock of every class of which, except directors' qualifying shares, is owned by the Company directly or indirectly through Wholly-Owned Subsidiaries.

         10C. ACCOUNTING AND LEGAL PRINCIPLES, TERMS AND DETERMINATIONS. All references in this Agreement to "GAAP" shall mean generally accepted accounting principles, as in effect in the United States from time to time. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to paragraph 5A(i) or (ii) or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B. Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should citation, section or form be modified, amended or replaced.

         11. MISCELLANEOUS.

         11A. NOTE PAYMENTS. The Company agrees that, so long as Prudential shall hold any Note, it will make payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City time, on the date due) to Prudential's account or accounts as specified in the Purchaser Schedule attached hereto, or such other account or accounts in the United States as Prudential may designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Prudential agrees that, before disposing of any Note, Prudential will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. Upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, Prudential shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office. The Company agrees to afford the benefits of this paragraph 11A to any transferee which shall have made the same agreement as Prudential has made in this paragraph 11A. The Company shall be entitled to presume conclusively that Prudential or any subsequent holder remains the holder of the Notes until (a) the Company shall have received notice of the transfer of a Note, and of the name and address of the transferee, or (b) such Note shall have been presented to the Company as evidence of the transfer.

         11B. EXPENSES. The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save Prudential and any transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including:

                  (i) document production and duplication charges and the fees and expenses of any special counsel engaged by Prudential or, in the case of clause (B), such transferee in connection with
                  (A) this Agreement and the transactions contemplated hereby and (B) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement, whether or not such the proposed action shall be effected or granted; and

                  (ii) the costs and expenses, including attorneys' and financial advisory fees, incurred by Prudential or such transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of Prudential's or such transferee's having acquired any Note, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case.

The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by Prudential or any transferee and the payment of any Note.

         11C. CONSENT TO AMENDMENTS. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent of the Required Holder(s) to such amendment, action or omission to act. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

         11D. FORM, REGISTRATION, TRANSFER AND EXCHANGE OF NOTES; LOST NOTES. The Notes are issuable as registered notes without coupons in denominations of at least $500,000, except as may be necessary to reflect any principal amount not evenly divisible by $500,000. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or other indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

         11E. PERSONS DEEMED OWNERS; PARTICIPATIONS. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any
Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

         11F. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by Prudential of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any transferee, regardless of any investigation made at any time by or on behalf of Prudential or any transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between

Prudential and the Company and supersede all prior agreements and understandings relating to the subject matter hereof. No provision of this Agreement shall be interpreted for or against any party because that party or its legal representative drafted the provision.

         11G. SUCCESSORS AND ASSIGNS. All covenants and other agreements in this Agreement contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any transferee) whether so expressed or not.

         11H. NOTICES. All written communications provided for hereunder shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to Prudential, addressed to Prudential at the address specified for such communications in the Purchaser Schedule attached hereto, or at such other address as Prudential shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such other holder shall not have so specified an address to the Company, then addressed to such other holder in care of the last holder of such Note which shall have so specified an address to the Company, and
(iii) if to the Company, addressed to it at CORRPRO COMPANIES, INC., 1090 Enterprise Drive, Medina, Ohio 44256, Attention: Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each
Note in writing; provided, however, that any such communication to the Company may also, at the option of the holder of any Note, be delivered by any other means either to the Company at its address specified above or to any officer of the Company.

Notice given pursuant to this paragraph 11H shall be deemed delivered (A) five
(5) Business Days after deposit in the U.S. mail, if by first class mail and (B) so long as the sending party retains a confirmation or similar number, the date specified by the delivery service as the promised delivery date, in the case of overnight delivery.

         11I. PAYMENTS DUE ON NON-BUSINESS DAYS. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall be excluded in the computation of the interest payable on such Business Day.

         11J. SATISFACTION REQUIREMENT. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to Prudential or to the Required Holder(s), the determination of such satisfaction shall be made by Prudential or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

         11K. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND

ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF ILLINOIS.

         11L. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         11M. DESCRIPTIVE HEADINGS. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         11N. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

         11O. DIRECTLY OR INDIRECTLY. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

         11P. DISCLOSURE TO OTHER PERSONS. Prudential (and each Transferee by its acceptance of an interest in any Note) agrees, so long as no Event of Default is continuing under paragraphs 7A(i), (ii), (viii), (ix) or (x), that it will use its best efforts to hold in confidence and not disclose any Confidential Information without the prior written consent of the Company which consent shall not be unreasonably denied; provided, however, that nothing contained herein shall prevent any holder of any Notes from delivering copies of any financial statements and other documents delivered to such holder, and disclosing any other information disclosed to such holder, by the Company or any Subsidiary of the Company in connection with or pursuant to this Agreement to
(i) such holder's directors, officers, employees, agents and professional consultants, (ii) any other holder of any Notes, (iii) any Institutional Investor which is not a Competitor to which such holder offers to sell such Note or any part thereof, (iv) any Institutional Investor which is not a Competitor to which such holder sells or offers to sell a participation in all or any part of such Note, (v) any Institutional Investor which is not a Competitor from which such holder offers to purchase any security of the Company, (vi) any federal or state regulatory authority having jurisdiction over such holder,
(vii) the National Association of Insurance Commissioners or any similar organization or (viii) any other Person which is not a Competitor to which such delivery or disclosure may be reasonably necessary or appropriate (a) in compliance with any law, rule, regulation or order applicable to such holder,
(b) in response to any subpoena or other legal process or investigative demand,
(c) in connection with any litigation in connection with this Agreement to which such holder is a party or (d) in order to protect such holder's investment and enforce the rights of such holder under this Agreement or any Notes; and provided further that after notice to the Company the holders of the Notes shall be free to correct any false or misleading information which may become public concerning their relationship to the Company or any of its Subsidiaries. The holders of any Notes may in good faith rely on a certificate of a proposed Transferee addressed and delivered to the Company and such proposed seller of the Note(s) to the effect that such proposed purchaser is not a Competitor.

                  If Prudential is in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon this letter shall become a binding agreement between the Company and Prudential.

                                    Very truly yours,

                                    CORRPRO COMPANIES, INC.


                                    By:
                                        --------------------------------
                                    Title:
                                          ------------------------------

The foregoing Agreement is
hereby accepted as of the
date first above written.


THE PRUDENTIAL INSURANCE
   COMPANY OF AMERICA

By:
   --------------------------
         Vice President

                               PURCHASER SCHEDULE
                                  SENIOR NOTES

                             CORRPRO COMPANIES, INC.

                                                  Aggregate
                                                  Principal
                                                  Amount of
                                                  Notes to be         Note
                                                  Purchased      Denominations
                                                  ---------      -------------

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA                                       $30,000,000      $30,000,000




(1) All payments on account of Notes held by such purchaser shall be made by wire transfer of immediately available funds for credit to:

         Account No. 890-0304-391
         Bank of  New York
         New York, New York
         (ABA No.:  021-000-018)

         Each such wire transfer shall set forth the name of the Company, a reference to "7.60% Senior Notes due January 15, 2008, Security No. !INV5850!" and the due date and application (as among principal, interest and Yield-Maintenance Amount) of the payment being made.




(2)      Address for all notices relating to payments:

         The Prudential Insurance Company of America
         c/o Prudential Capital Group
         Gateway Center Three
         100 Mulberry Street
         Newark, New Jersey  07102
         Attention:  Manager, Investment Operations Group
         Telephone: (973) 802-5260
         Telecopy:  (973) 802-8055

(3)      Address for all other communications and notices:

         The Prudential Insurance Company of America
         c/o Prudential Capital Group
         Two Prudential Plaza
         180 N. Stetson Street - Suite 5600
         Chicago, IL  60601-6716
         Attention:  Managing Director
         Telecopy: (312) 540-4222

(4)      Recipient of telephonic prepayment notices:

         Manager, Investment Structure and Pricing
         Telephone:  (973) 802-7398
         Telecopy:   (973) 802-9425





(5)      Tax Identification No.: 22-1211670

                                                                       EXHIBIT A



                                 [FORM OF NOTE]


                             CORRPRO COMPANIES, INC.


                     7.60% SENIOR NOTE DUE JANUARY 15, 2008


No. 1998 A-1                                                   January 21, 1998
$30,000,000                                                    Chicago, Illinois



         FOR VALUE RECEIVED, the undersigned, CORRPRO COMPANIES, INC., (herein called the "Company"), a corporation organized and existing under the laws of the State of Ohio, hereby promises to pay to THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, or registered assigns, the principal sum of THIRTY MILLION DOLLARS ($30,000,000) on January 15, 2008, with interest (computed on the basis of a 360-day year--30-day month) (a) on the unpaid balance thereof at the rate of 7.60% per annum from the date hereof, payable on each January 15, April 15, July 15 and October 15, in each year, commencing on April 15, 1998, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount and any overdue payment of interest, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 9.60% or (ii) 2.00% over the rate of interest publicly announced by Morgan Guaranty Trust Company of New York from time to time in New York City as its Prime Rate.

         Payments of principal, Yield-Maintenance Amount, if any, and interest are to be made at the main office of Bank of New York in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

         This Note is issued pursuant to the Note Purchase Agreement, dated as of January 21, 1998 (herein called the "Agreement"), between the Company, on the one hand, and The Prudential Insurance Company of America, on the other hand, and is entitled to the benefits thereof. As provided in the Agreement, this Note is subject to prepayment, in whole or from time to time in part, in certain cases without Yield-Maintenance Amount and in other cases with the Yield-Maintenance Amount specified in the Agreement.

         This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for the then outstanding principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

         In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

         Capitalized terms used and not otherwise defined herein shall have the meanings (if any) provided in the Agreement.

         This Note is intended to be performed in the State of Illinois and shall be construed and enforced in accordance with the internal law of such State.




                                    CORRPRO COMPANIES, INC.



                                    By:
                                        -----------------------------------
                                    Title:
                                           ---------------------------------

                                                                       EXHIBIT B
                                                                       ---------


                     [FORM OF OPINION OF COMPANY'S COUNSEL]


                         [Letterhead of SPECIAL COUNSEL]


                                                                January 21, 1998



The Prudential Insurance Company of America
c/o Prudential Capital Group
Two Prudential Plaza
Suite 5600
Chicago, Illinois 60601

Ladies and Gentlemen:

         We have acted as special counsel to Corrpro Companies, Inc., an Ohio corporation (the "Company"), in connection with the Note Purchase Agreement, dated as the date hereof (the "Agreement") between the Company, on the one hand, and The Prudential Insurance Company of America, on the other hand, pursuant to which the Company has issued to you today its 7.60% Senior Note in the principal amount of $30,000,000 (the "Notes"). Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement. This letter is being delivered to you in satisfaction of the condition set forth in paragraph 3A(iii) of the Agreement and with the understanding that you are purchasing the Notes in reliance on the opinions expressed herein.

         In this connection, we have examined such certificates of public officials, certificates of officers of the Company and copies certified to our satisfaction of corporate documents and records of the Company and of other papers, and have made such other investigations, as we have deemed relevant and necessary as a basis for our opinion hereinafter set forth. We have relied upon such certificates of public officials and of officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established. With respect to the opinion expressed in paragraph 3 below, we have also relied upon the representation made by you in paragraph 9A of the Agreement. For purposes of this opinion, we have assumed that you have all requisite power and authority and have taken all necessary action to execute and deliver the Agreement and to effect the transactions contemplated thereby.

         Based on the foregoing, it is our opinion that:

         1. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Ohio. The Company has the corporate power to carry on its business as now being conducted.

         2. The Agreement and the Notes have been duly authorized by all requisite corporate action and duly executed and delivered by authorized officers of the Company, and are valid obligations of the Company, legally binding upon and enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3. It is not necessary in connection with the offering, issuance, sale and delivery of the Notes under the circumstances contemplated by the Agreement to register the Notes under the Securities Act or to qualify an indenture in respect of the Notes under the Trust Indenture Act of 1939, as amended.

         4. The extension, arranging and obtaining of the credit represented by the Notes do not result in any violation of regulation G, T or X of the Board of Governors of the Federal Reserve System.

         5. To the best of our knowledge based upon due inquiry, the execution and delivery of the Agreement and the Notes, the offering, issuance and sale of the Notes and fulfillment of and compliance with the respective provisions of the Agreement and the Notes do not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company pursuant to, or require any authorization, consent, approval, exemption, or other action by or notice to or filing with any court, administrative or governmental body or other Person pursuant to, the Articles of Incorporation or by-laws of the Company, any applicable law (including any securities or Blue Sky law), statute, rule or regulation or any agreement (including, without limitation, any agreement listed in Schedule 8G to the Agreement), instrument, order, judgment or decree to which the Company is a party or otherwise subject.

         We are members of the Bar of the State of Ohio, and the opinions expressed herein are based upon and are limited exclusively to the laws of that state and the Federal laws of the United States of America. For purposes of the opinion given in paragraph 2, we have assumed with your permission that the laws of the State of Illinois are the same in all material respects as the laws of the State of Ohio. The foregoing opinion is for the benefit of and may be relied upon only by you and Transferees permitted by the Agreement.

* Note: We may need to add Subsidiaries and the Intercompany Subordination Agreement to the matters covered by this opinion.

                                         Very truly yours,

                                 SCHEDULE 6B(1)
                                PERMITTED LIENS

CORRPRO COMPANIES, INC.
-----------------------

1. Mortgage with Harris Bank is secured by the Company's Chicago building.

CORRPRO CANADA
--------------

1. Royal Bank of Canada has a general security agreement on Corrpro Canada's assets.

2. Mortgage with Royal Bank is secured by the building of Corrpro Canada in Edmonton.

WILSON WALTON U.K.
------------------

1. National Westminster Bank has a lien over the land and building and remaining assets of WWUK and secondary lien on the furnace listed in 3 below.

2. The Hire Purchase balances all relate to cars and the security for each of these agreements is the cars they relate to.

3. The Roy Scott Trust Note has a lien on a furnace on which the loan was used to purchase.

WILSON WALTON FAR EAST LTD.
---------------------------

1. Overseas Union Bank Ltd. has a security interest in the assets of Wilson Walton Far east Ltd.

WILSON WALTON EASTERN PTD. LTD.
-------------------------------

1. Overseas Union Bank Ltd. has a security interest in the assets of Wilson Walton Eastern Pte. Ltd.

WILSON WALTON MIDDLE EAST LTD.
------------------------------

1. Arab Bank PLC has security letter of credit established by Corrpro Companies, Inc. and counter guaranteed by Wilson Walton Group Ltd.

                                  SCHEDULE 8G
                             CONFLICTING AGREEMENT

1. The Credit Agreement by and among Corrpro Companies, Inc. and PNC Bank, National Association, as Agent Dated as of July 16, 1997 imposes on the Company restrictions on the incurrance of obligations of the type to be evidenced by the Notes. The conditions required to permit the Company's issuance of the Notes have been satisfied.

                                  SCHEDULE 10A
                             RESTRICTED INVESTMENTS

1. Promissory Note between Good-All Electric, Inc. and GLEMTRUS, LLC, dated April 30, 1997, which matures on May 1, 2002 (secured by Deed of Trust). Original face amount $199,900.

2. Promissory Note dated March 31, 1997 between Corrpro Companies, Inc. and Nova Technology Corporation, maturity date March 31, 2002. Original face amount $400,000.

                                                                  SCHEDULE 6B(1)
                                                                  --------------


                                 EXISTING LIENS
                                 --------------


                          [To be completed by Company]

                                                                     SCHEDULE 8G
                                                                     -----------




                           AGREEMENTS RESTRICTING DEBT
                           ---------------------------


                          [To be completed by Company]

                                                                    SCHEDULE 10A
                                                                    ------------


                              EXISTING INVESTMENTS
                              --------------------


                          [To be completed by Company]